Exhibit 99.1

INVESTOR CONTACT:

Hulus Alpay
Makovsky & Co.
(212) 508-9641
halpay@makovsky.com

MEDIA CONTACT:

Roger Villareal
Benjamin | Weber Shandwick
(415) 354-8372
rvillareal@webershandwick.com

DOCENT NAMES STEVEN LANCE ACTING CHIEF FINANCIAL OFFICER

Mountain View, CA – July 29, 2002 – Docent, Inc. (Nasdaq: DCNT), the premier provider of business performance management solutions for Global 2000 companies, today announced the appointment of Steven Lance as its acting Chief Financial Officer. Lance will be replacing Arthur Taylor, who will be leaving the Company to pursue other opportunities. Lance’s appointment will be effective immediately. Previously, Lance had served as Corporate Controller for Docent. Docent has also initiated a search for a new CFO to permanently fill this role.

“Steve and I have worked closely together and I have full confidence in his ability to lead our finance efforts through this transition period,” said R. Andrew Eckert, Docent president and CEO. “We are well underway in our search for a new Chief Financial Officer with the experience necessary for managing our future growth and who complements our senior management team.”

About Docent, Inc.

Docent Inc. (NASDAQ: DCNT) offers the most complete solutions suite of business performance management applications that accelerate time-to-market, increase employee productivity and improve top- and bottom-line business results for enterprises around the world. Among its blue chip customers who recognize the strategic link between employee knowledge and meeting business objectives are Cingular Wireless, Harley-Davidson, Wachovia Corporation and United Airlines. Docent’s customer list features 334 companies, including more than 60 of the Fortune Global 500.

Only Docent offers the most robust, high-performance solutions suite designed to address the specific business challenges of multiple markets, including life science, energy, telecommunications, financial services, retail and manufacturing industries. Docent has the broadest and deepest relationships with the world’s most prominent consulting and systems integrators, including PricewaterhouseCoopers, Cap Gemini Ernst & Young and Deloitte Consulting. Docent is headquartered in Mountain View, Calif., with other offices throughout the U.S., Europe and Asia-Pacific. For more information visit www.docent.com.

Docent is a trademark and/or registered trademark of Docent, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

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